                                                                    EXHIBIT 11.1

                                  LYCOS, INC.

Computation of Shares Used in Computing Basic and Diluted Net Loss Per Share(1)

                                                Year Ended July 31,
                                       ---------------------------------------
                                           1999          1998         1997
                                       ------------  ------------  -----------
Common stock, beginning of period....    76,565,524    55,186,480   55,171,584
Weighted average common shares issued
 during the period, net..............     9,862,935     6,679,484        7,388
Common stock options and warrants
 using the treasury stock method.....            --            --           --
                                       ------------  ------------  -----------
                                         86,428,459    61,865,964   55,178,972
                                       ============  ============  ===========
Net Loss.............................  $(52,043,564) $(28,439,484) $(6,619,190)
                                       ============  ============  ===========
Basic and diluted net loss per
 share...............................  $     (0.60)  $      (0.46) $     (0.12)
                                       ============  ============  ===========

--------
(1) Diluted net loss per share has not been separately presented as the amounts would not be materially different from basic net loss per share.